EXHIBIT 99.1

ChoiceOne Financial Reports First Quarter 2022 Results

Sparta, Michigan - April 29, 2022 - ChoiceOne Financial Services, Inc. ("ChoiceOne", NASDAQ: COFS) reported net income of $5,528,000 or $0.74 per diluted share in the first quarter of 2022 compared to $6,238,000 or $0.80 per diluted share in the same period in 2021.

"We continue to see strong organic growth in both core deposits, which grew $93.3 million in the first quarter of 2022 or 18.2% on an annualized basis, and core loans, which grew $35.2 million in the first quarter of 2022 or 14.3% on an annualized basis” said Kelly Potes, Chief Executive Officer.  "Growing our core loan portfolio is key to our strategy as we look to deploy our low-cost funding into higher earning assets.  Our investments in building strong customer relationships are paying off and I am hopeful to continue this trend while still providing the service level our customers expect".

Total assets as of March 31, 2022 grew $10.1 million as compared to December 31, 2021 and $306.7 million compared to March 31, 2021, driven by core deposit growth.  Growth in the first quarter was offset by a paydown of FHLB borrowings.  Deposits grew $93.3 million in the first quarter of 2022 and $305.6 million since March 31, 2021.  Despite the large increase in deposit balances, ChoiceOne has been able to maintain low deposit costs with interest expense from deposits up $34,000 in the first quarter of 2022 compared to the fourth quarter of 2021 and down $97,000 compared to the first quarter of 2021.  Core loans, which exclude Paycheck Protection Program (“PPP”) loans, held for sale loans, and loans to other financial institutions, grew organically by $35.2 million during the first quarter of 2022. Additions to our commercial lending staff in 2021 and investments in the automation of our commercial loan process, have helped drive our pipeline of commercial loans and corresponding growth.  Loans to other financial institutions decreased $42.6 million during the three months ended March 31, 2022. Loans to other financial institutions is comprised of a warehouse line of credit to facilitate mortgage loan originations and fluctuates with the national mortgage market.  This balance is expected to remain minimal for the remainder of the year. During the three months ended March 31, 2022, $24.7 million of PPP loans were forgiven resulting in $869,000 of fee income.  $8.5 million in PPP loans and $351,000 in deferred PPP fee income remains outstanding as of March 31,2022.  Management expects the remaining PPP loans to be forgiven in the second quarter of 2022.  Interest income increased $656,000 in the first quarter of 2022 compared to the fourth quarter of 2021.  Securities interest income increased $360,000 due to a higher average balance while the increase in loan interest income was primarily due to accretion income from acquired loans of $818,000 and a larger core loan average balance.

ChoiceOne had no provision for loan losses expense for the three months ended March 31, 2022, as management has seen declining deferrals and very few past due loans as the economy recovers from the COVID-19 pandemic.  At March 31, 2022, the allowance for loan losses represented 0.74% of total loans.  The remaining credit mark on acquired loans from the recent mergers with County Bank Corp. and Community Shores Bank Corporation totaled $4.5 million as of March 31, 2022.  If the credit mark associated with the loans acquired in the mergers were added to the allowance for loan losses, the allowance for loan losses would have represented 1.18% of total loans excluding loans held for sale at March 31, 2022.

In the last two years ChoiceOne has grown its securities portfolio substantially.  Total available for sale securities on December 31, 2020, amounted to $577.7 million and grew steadily to an available for sale balance on December 31, 2021, of $1.1 billion.  Many of the securities making up this balance include local municipals and other securities ChoiceOne has no intent to sell prior to maturity.  As such, on January 1, 2022, ChoiceOne elected to move $428.4 million of the portfolio into a held to maturity status.  Management believes the $657.9 million in available for sale securities at March 31, 2022 to be sufficient for any future liquidity needs.

During the first quarter of 2022, the Federal Reserve sharply increased interest rates in response to published inflation rates.  This change in interest rates increased ChoiceOne's unrealized pre-tax loss on the available for sale securities portfolio from $3.3 million at December 31, 2021 to $42.8 million at March 31, 2022.  Additionally, meeting minutes from the Federal Open Market Committee indicated that interest rates are expected to continue to rise in order to combat inflation in the coming quarters.  As such, ChoiceOne has elected to utilize interest rate derivatives in order to better manage its interest rate risk position.  On April 21, 2022, ChoiceOne purchased five forward-starting interest rate caps with a total notional amount of $200 million and entered into a $200 million forward-starting pay-fixed interest rate swap.  These strategies create accounting symmetry between available-for-sale securities and other comprehensive income (equity), thus protecting tangible capital from further increases in interest rates.  ChoiceOne also entered into a $200 million receive-fixed interest rate swap, which, in the current environment, offsets the cost of the rising rate protection. These three strategies, in the aggregate, are expected to be modestly accretive to net income in 2022 and better position ChoiceOne Bank should rates continue to rise.  Importantly, the transactions were structured to qualify for hedge accounting, which means that changes in the fair value of the instruments flow through other comprehensive income (equity).

Shareholders’ equity totaled $191.1 million as of March 31, 2022, down from $221.7 million at year-end 2021 primarily due to an increase in the after-tax net unrealized holding loss on securities available for sale resulting from higher market interest rates. ChoiceOne Bank’s capital position remains “well-capitalized” with a total risk-based capital ratio of 13.3% as of March 31, 2022, compared to 12.9% at December 31, 2021.

ChoiceOne repurchased 25,899 shares for $683,000, or a weighted average all-in cost per share of $26.35, during the first quarter of 2022. This was part of the common stock repurchase program announced in April 2021 which authorized repurchases of up to 390,114 shares, representing 5% of the total outstanding shares of common stock as of the date the program was adopted.  Since adoption of the program, ChoiceOne has repurchased 335,173 shares for $8.5 million, or a weighted average all-in cost per share of $25.26.  The total shares repurchased as part of the program as of March 31, 2022, represented roughly 4.5% of outstanding shares of ChoiceOne common stock as of March 31, 2022.

Total noninterest income declined $299,000 in the first quarter of 2022 compared to the prior quarter and $1.8 million compared to the quarter ended March 31, 2021.  Total noninterest income in the first quarter of 2021 was bolstered by heightened levels of refinancing activity within ChoiceOne's mortgage portfolio, with gains on sales of loans $1.3 million larger than in the first quarter of 2022.  Customer service charges declined $130,000 in the first quarter of 2022 compared to the fourth quarter of 2021 and increased $269,000 compared to the same period in the prior year.  Prior year service charges were depressed by stay at home orders during the COVID 19 pandemic.  The market value of equity securities declined during the current quarter compared to both the fourth quarter of 2021 and the first quarter of 2021 consistent with general market conditions.  Equity investments include local small bank stocks and CRA bond mutual funds.

Total noninterest expense declined $68,000 in the first quarter of 2022 compared to the fourth quarter of 2021 and increased $1.2 million compared to the first quarter of 2021.  The increase since the first quarter of 2021 is related to an increase in salaries and wages due to new commercial loan production staff and wealth management staff.  Other expenses have also increased in the first quarter of 2022 compared to the same quarter in the prior year due to an increase to our FDIC insurance related and other expenses.  ChoiceOne continues to monitor expenses and looks to improve our efficiency through automation and use of digital tools.

Kelly Potes, Chief Executive Officer commented. “As the interest rates continues to evolve, we remain focused on our strategy in growing strong customer relationships, which we expect will provide sustainable earnings in any rate environment."

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. Member FDIC. ChoiceOne Bank operates 35 offices in parts of Kent, Lapeer, Macomb, Muskegon, Newaygo, Ottawa, and St. Clair counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit Investor Relations at ChoiceOne’s website at choiceone.com.

Forward-Looking Statements

This release may contain forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," "may," "could," "look forward," "continue", "future" and variations of such words and similar expressions are intended to identify such forward looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2021.

For Further Information:

Adom Greenland

Senior Vice President & CFO

(616) 887 - 2334

IR@ChoiceOne.com

Condensed Balance Sheets
(Unaudited)

(In thousands)	3/31/2022	12/31/2021	3/31/2021
Cash and Cash Equivalents	$89,976	$31,887	$135,328
Securities Available for Sale	657,887	1,116,265	734,435
Securities Held to Maturity	429,918	-	-
Loans Held For Sale	13,450	9,351	18,736
Loans to Other Financial Institutions	-	42,632	7,312
Loans, Net of Allowance For Loan Losses	1,019,805	1,009,160	1,027,343
Premises and Equipment	29,678	29,880	29,870
Cash Surrender Value of Life Insurance Policies	43,520	43,356	32,938
Goodwill	59,946	59,946	59,946
Core Deposit Intangible	3,660	3,962	4,961
Other Assets	28,938	20,243	19,234

Total Assets	$2,376,778	$2,366,682	$2,070,103

Noninterest-bearing Deposits	$565,657	$560,931	$515,552
Interest-bearing Deposits	1,579,944	1,491,363	1,324,412
Borrowings	-	50,000	3,484
Subordinated Debt	35,078	35,017	3,115
Other Liabilities	4,981	7,702	4,901

Total Liabilities	2,185,660	2,145,013	1,851,464

Common stock and paid-in capital, no par value; shares authorized: 12,000,000; shares outstanding: 7,489,812 at March 31, 2022, 7,510,379 at December 31, 2021, and 7,802,285 at March 31, 2021.	171,492	171,913	178,993
Retained earnings	55,988	52,332	42,012
Accumulated other comprehensive income, net	(36,362)	(2,576)	(2,366)
Shareholders' Equity	191,118	221,669	218,639

Total Liabilities and Shareholders’ Equity	$2,376,778	$2,366,682	$2,070,103

Condensed Statements of Income
(Unaudited)

	Three Months Ended
(In Thousands, Except Per Share Data)	3/31/2022	12/31/2021	3/31/2021
Interest Income
Loans, including fees	$12,298	$12,002	$12,682
Securities and other	5,176	4,816	2,973
Total Interest Income	17,474	16,818	15,655

Interest Expense
Deposits	783	749	880
Borrowings	370	324	87
Total Interest Expense	1,153	1,073	967

Net Interest Income	16,321	15,745	14,688
Provision for Loan Losses	-	-	250

Net Interest Income After Provision for Loan Losses	16,321	15,745	14,438

Noninterest Income
Customer service charges	2,189	2,319	1,920
Insurance and investment commissions	205	141	273
Gains on sales of loans	857	1,032	2,128
Gains (losses) on sales of securities	-	(43)	1
Trust income	178	178	172
Earnings on life insurance policies	280	239	186
Change in market value of equity securities	(356)	18	608
Other income	492	260	312
Total Noninterest Income	3,845	4,144	5,600

Noninterest Expense
Salaries and benefits	7,606	7,581	7,168
Occupancy and equipment	1,625	1,577	1,555
Data processing	1,744	1,616	1,429
Professional fees	510	583	729
Core deposit intangible amortization	282	302	307
Other expenses	1,923	2,099	1,340
Total Noninterest Expense	13,690	13,758	12,528

Income Before Income Tax	6,476	6,131	7,510
Income Tax Expense	948	1,119	1,272

Net Income	$5,528	$5,012	$6,238

Basic Earnings Per Share	$0.74	$0.67	$0.80
Diluted Earnings Per Share	$0.74	$0.66	$0.80

Other Selected Financial Highlights

(Unaudited)

	Quarterly
Earnings	2022 1st Qtr.	2021 4th Qtr.	2021 3rd Qtr.	2021 2nd Qtr.	2021 1st Qtr.
(in thousands except per share data)
Net interest income	$16,321	$15,745	$15,700	$14,508	$14,688
Provision for loan losses	-	-	-	166	250
Noninterest income	3,845	4,144	4,718	4,732	5,600
Noninterest expense	13,690	13,758	13,506	13,129	12,528
Net income before federal income tax expense	6,476	6,131	6,912	5,945	7,510
Income tax expense	948	1,119	1,163	902	1,272
Net income	5,528	5,012	5,749	5,043	6,238
Basic earnings per share	0.74	0.67	0.75	0.65	0.80
Diluted earnings per share	0.74	0.66	0.75	0.65	0.80

End of period balances	2022 1st Qtr.	2021 4th Qtr.	2021 3rd Qtr.	2021 2nd Qtr.	2021 1st Qtr.
(in thousands)
Gross loans	$1,040,856	$1,068,832	$1,034,590	$1,017,472	$1,061,131
Loans held for sale (1)	13,450	9,351	7,505	12,884	18,736
Loans to other financial institutions (2)	-	42,632	38,728	-	7,312
PPP loans (3)	8,476	33,129	61,192	109,898	137,458
Core loans (gross loans excluding 1, 2, and 3 above)	1,018,930	983,720	927,165	894,690	897,625
Allowance for loan losses	7,601	7,688	7,755	7,950	7,740
Securities available for sale	657,887	1,116,264	1,044,538	871,964	734,435
Securities held to maturity	429,918	-	-	-	-
Other interest-earning assets	62,945	9,751	30,383	64,407	106,279
Total earning assets (before allowance)	2,191,606	2,194,847	2,109,511	1,953,843	1,901,845
Total assets	2,376,778	2,366,682	2,277,180	2,120,931	2,070,103
Noninterest-bearing deposits	565,657	560,931	543,165	527,964	515,552
Interest-bearing deposits	1,579,944	1,491,363	1,468,985	1,352,771	1,324,412
Total deposits	2,145,601	2,052,294	2,012,150	1,880,735	1,839,964
Total subordinated debt	35,078	35,017	34,956	3,140	3,115
Total borrowed funds	-	50,000	-	2,642	3,484
Total interest-bearing liabilities	1,615,022	1,576,380	1,503,941	1,358,553	1,331,011
Shareholders' equity	191,118	221,669	225,055	228,521	218,639

Average Balances	2022 1st Qtr.	2021 4th Qtr.	2021 3rd Qtr.	2021 2nd Qtr.	2021 1st Qtr.
(in thousands)
Loans	$1,037,646	$1,019,966	$1,021,326	$1,041,118	$1,080,181
Securities	1,130,681	1,079,616	922,653	824,753	639,803
Other interest-earning assets	36,460	29,999	106,831	57,782	84,822
Total earning assets (before allowance)	2,204,787	2,129,581	2,050,810	1,923,653	1,804,806
Total assets	2,375,864	2,298,579	2,234,228	2,091,900	1,989,760
Noninterest-bearing deposits	553,267	556,214	545,251	533,877	479,649
Interest-bearing deposits	1,548,685	1,472,022	1,441,831	1,327,836	1,266,356
Total deposits	2,101,952	2,028,236	1,987,082	1,861,713	1,746,005
Total subordinated debt	35,342	35,674	9,154	3,123	3,099
Total borrowed funds	10,239	8,010	2,667	2,758	8,462
Total interest-bearing liabilities	1,594,266	1,515,706	1,453,652	1,333,717	1,277,917
Shareholders' equity	206,280	221,076	229,369	224,993	224,257

Performance Ratios	2022 1st Qtr.	2021 4th Qtr.	2021 3rd Qtr.	2021 2nd Qtr.	2021 1st Qtr.

Return on average assets	0.93%	0.87%	1.03%	0.96%	1.25%
Return on average equity	10.72%	9.07%	10.03%	8.97%	11.13%
Return on average tangible common equity	14.85%	12.16%	13.28%	11.89%	16.31%
Net interest margin (fully tax-equivalent)	3.04%	3.04%	3.06%	3.02%	3.23%
Efficiency ratio	64.37%	66.15%	63.16%	64.70%	61.20%
Full-time equivalent employees	376	374	358	362	355